Exhibit 99.1

Contact at (214) 432-2000 Steven R. Rowley President & CEO

Arthur R. Zunker, Jr. Senior Vice President & CFO

News For Immediate Release
EAGLE MATERIALS INC. REPORTS
FIRST QUARTER EARNINGS
     (Dallas, TX July 30, 2007): Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2008 ended June 30, 2007. Eagle produces and distributes Gypsum Wallboard, Cement, Recycled Paperboard and Concrete and Aggregates.
•	SECOND HIGHEST FIRST QUARTER OPERATING EARNINGS IN OUR HISTORY

•	RECORD HIGH FIRST QUARTER CEMENT OPERATING EARNINGS

•	RECORD HIGH QUARTERLY SALES VOLUME IN CEMENT — 963,000 TONS

•	HIGHEST QUARTERLY CEMENT AVERAGE NET SALES PRICE IN OUR HISTORY — INCREASED APPROXIMATELY $5 PER TON FROM LAST YEAR’S FIRST QUARTER
     For the quarter ended June 30, 2007, revenues and net earnings were $221.2 million and $38.7 million, respectively. The current contraction in U.S. homebuilding negatively impacted our wallboard sales volumes and pricing, causing our revenues to decline by 15% from the prior year’s first quarter and our net earnings to decline 35% from the same period last year. Diluted earnings per share for the first quarter of fiscal 2008 were $0.80.
     Eagle remains well positioned to adapt to changing industry conditions because of our low-cost, diversified mix of construction products and building materials. In fact, all of Eagle’s business lines, with the exception of our gypsum wallboard business, experienced a year-over-year increase in operating earnings this quarter.
     Demand for cement in the U.S. remains at high levels requiring approximately 25% of total U.S. cement needs to be met by foreign imports. Cement demand in some U.S. regions has been negatively impacted by seasonal weather events, while in other regions it has been more severely impacted by the residential slowdown; however, underlying cement demand in all four of our regional markets remains at high levels. Due to this strength in our cement markets, we expect fiscal 2008 to be our 22nd consecutive year of selling out our four cement plants.
     The Gypsum Association reported that approximately 15.8 billion square feet of wallboard was shipped by U.S. manufacturers during the first six months of calendar 2007, a 17% decrease from the prior year, and industry utilization averaged approximately 83% over this time period. Significant excess housing inventories continue to put downward pressure on new residential construction and the outlook for residential construction remains weak. Weak residential construction, combined with the new wallboard capacity that has begun to enter the market, will continue to negatively impact wallboard industry capacity utilization until older, high cost plants are closed.
GYPSUM WALLBOARD
     Gypsum Wallboard revenues for the first quarter totaled $104.8 million, a 29% decrease from the $147.7 million for the same quarter a year ago. Gypsum Wallboard’s first quarter operating earnings were $27.2 million, down 58% from the $64.0 million for the same quarter last year. The revenue and earnings decline for the quarter resulted from lower sales prices and sales volumes. The average net sales price for this fiscal year’s first quarter was $128 per MSF, 24% less than the $168 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 642 million square feet (MMSF) for the quarter declined 13% from the prior year’s first quarter.
CEMENT
     Operating earnings from Cement increased 26% to $27.6 million for the first quarter this year from $22.0 million for the same quarter last year. The earnings gain was due primarily to a record high average net sales price and record first quarter sales volumes. Cement revenues, including joint venture and intersegment revenues, for the first quarter totaled $97.1 million, 9% greater than the $88.8 million for the same quarter a year ago. Cement sales volume for the first quarter totaled a record 963,000 tons, 6% above the 910,000 tons for the same quarter last year. Eagle was able to meet these strong market requirements with increased manufactured production from the recently expanded Illinois Cement plant and by continuing to supplement our markets with lower margin purchased cement. Eagle’s purchased cement sales volumes for the quarter declined to approximately 195,000 tons, or 20% of total sales volume, versus approximately 240,000 tons in the prior year’s first quarter. The average net sales price for this fiscal year’s first quarter was $96 per ton, 6% greater than the $91 per ton for the same quarter last year.
PAPERBOARD
     Eagle’s Paperboard operation reported first quarter revenues, including sales to Eagle’s Wallboard operations, of $34.8 million, which was even with last year’s first quarter. Paperboard operating earnings of $6.1 million for the first quarter this year were up 15% from last year’s first quarter operating earnings due primarily to higher sales prices. For this year’s first quarter, Paperboard sales volume was 71,000 tons, down 8% from last year’s first quarter sales volume of 77,000 tons due to decreased gypsum paperboard demand. This year’s first quarter average net sales price of $481 per ton was 9% above last year’s first quarter average net sales price of $440 per ton.

CONCRETE AND AGGREGATES
     Revenues from Concrete and Aggregates were $24.1 million for this year’s first quarter, 1% greater than the $24.0 million for the first quarter a year ago. Concrete and Aggregates reported a $4.0 million operating profit for this year’s first quarter, up 7% from the same quarter last year, due to increased net sales prices for both products.
     Concrete sales volume declined 6% for the first quarter this year to 210,000 cubic yards from 223,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $75 per cubic yard for the first quarter of fiscal 2008 was a record and was 9% higher than the $69 per cubic yard for the first quarter a year ago. Our Aggregates operation reported sales volume of 1.2 million tons for the current quarter, 10% less than the 1.3 million tons reported in the first quarter last year. Our Aggregates quarterly average net sales price was a record high $7.15 per ton during the first quarter and was 9% above last year’s first quarter Aggregates average net sales price.
DETAILS OF FINANCIAL RESULTS
     We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.
     In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

     Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 10:00 a.m. Eastern Standard Time (9:00 a.m. Central Standard Time) on Tuesday, July 31, 2007. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.
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     Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including natural gas) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.
Steven R. Rowley
President and Chief Executive Officer
Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer
Attachment 1 Summary of Consolidated Earnings
Attachment 2 Revenues and Earnings by Lines of Business (Quarter)
Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
Attachment 4 Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1
Eagle Materials Inc.
Summary of Consolidated Earnings
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended June 30,
	2007	2006	Change
Revenues	$221,237	$259,974	-15%
Earnings Before Income Taxes	$57,463	$89,756	-36%
Net Earnings	$38,702	$59,092	-35%
Earnings Per Share:
— Basic	$0.81	$1.17	-31%
— Diluted	$0.80	$1.16	-31%
Average Shares Outstanding:
— Basic	47,951,048	50,335,024	-5%
— Diluted	48,594,712	51,157,170	-5%

Eagle Materials Inc.
Attachment 2
Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended June 30,
	2007	2006	Change
Revenues*
Gypsum Wallboard	$104,827	$147,687	-29%
	48%	57%
Cement (Wholly Owned)	71,450	68,300	5%
	32%	26%
Paperboard	20,646	19,491	6%
	9%	8%
Concrete & Aggregates	23,792	23,671	1%
	11%	9%
Other, net	522	825	-37%
	0%	0%

Total	$221,237	$259,974	-15%
	100%	100%

Operating Earnings
Gypsum Wallboard	$27,174	$63,975	-58%
	42%	67%
Cement:
Wholly Owned	21,418	15,959	34%
Joint Venture	6,176	5,997	3%

	27,594	21,956	26%
	42%	23%
Paperboard	6,065	5,267	15%
	9%	5%
Concrete & Aggregates	4,049	3,775	7%
	6%	4%
Other, net	522	825	-37%
	1%	1%

Total Operating Earnings	65,404	95,798	-32%
	100%	100%

Corporate General Expenses	(4,347)	(4,279)
Interest Expense, net	(3,594)	(1,763)

Earnings Before Income Taxes	$57,463	$89,756	-36%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.
Attachment 3
Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(unaudited)

	Sales Volume
	Quarter Ended
	June 30,
	2007	2006	Change
Gypsum Wallboard (MMSF’s)	642	735	-13%

Cement (M Tons):
Wholly Owned	705	707	0%
Joint Venture	258	203	27%

	963	910	6%
Paperboard (M Tons):
Internal	26	31	-16%
External	45	46	-2%

	71	77	-8%

Concrete (M Cubic Yards)	210	223	-6%

Aggregates (M Tons)	1,163	1,299	-10%

	Average Net Sales Price *
	Quarter Ended
	June 30,
	2007	2006	Change
Gypsum Wallboard (MSF)	$128.21	$167.85	-24%
Cement (Ton)	$96.27	$91.04	6%
Paperboard (Ton)	$481.30	$440.06	9%
Concrete (Cubic Yard)	$75.19	$68.75	9%
Aggregates (Ton)	$7.15	$6.57	9%
*Net of freight and delivery costs billed to customers.

	Intersegment and Cement
	Revenues
	($ in thousands)
	Quarter Ended
	June 30,
	2007	2006
Intersegment Revenues:
Cement	$2,068	$2,256
Paperboard	14,139	15,227
Concrete and Aggregates	329	317

	$16,536	$17,800

Cement Revenues:
Wholly Owned	$71,450	$68,300
Joint Venture	23,573	18,212

	$95,023	$86,512

Eagle Materials Inc.
Attachment 4
Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30,		March 31,
	2007	2006	2007*
ASSETS
Current Assets —
Cash and Cash Equivalents	$23,463	$97,233	$17,215
Accounts and Notes Receivable, net	84,673	105,785	77,486
Inventories	81,718	67,401	78,908

Total Current Assets	189,854	270,419	173,609

Property, Plant and Equipment —	1,017,790	893,886	986,821
Less: Accumulated Depreciation	(343,875)	(307,054)	(333,641)

Property, Plant and Equipment, net	673,915	586,832	653,180
Notes Receivable	8,224	—	8,270
Investments in Joint Venture	42,039	27,594	43,862
Goodwill and Intangibles	70,058	67,695	70,218
Other Assets	101,460	15,384	22,271

	$1,085,550	$967,924	$971,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Accounts Payable	$48,412	$55,444	$52,359
Federal Income Taxes Payable	40,776	26,877	—
Accrued Liabilities	63,187	49,378	55,665

Total Current Liabilities	152,375	131,699	108,024

Long-term Debt	200,000	200,000	200,000
Deferred Income Taxes	188,630	117,995	117,340
Stockholders’ Equity —
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 48,028,947, 50,406,400 and 47,909,103 Shares, respectively.	480	504	479

Capital in Excess of Par Value	4,003	3,220	—
Accumulated Other Comprehensive Losses	(850)	(1,404)	(850)
Retained Earnings	540,912	515,910	546,417

Total Stockholders’ Equity	544,545	518,230	546,046

	$1,085,550	$967,924	$971,410

*From audited financial statements.